Exhibit 99.1

Consent of Person Named to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named as a person who will become a member of the Board of Directors of Point NewCo Inc. (the “Company”) in the Company’s Registration Statement on Form S-4 (File No. 333-227936) to which this consent is being filed as an exhibit. I also consent to the filing of this consent as an Exhibit to such Registration Statement and any amendments thereto.

Dated: November 9, 2018

/s/ Richard G. Pestell, M.D., Ph.D.
Name: Richard G. Pestell, M.D., Ph.D.